UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2010

Manas Petroleum Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-107002	91-1918324
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of Incorporation)	File Number)	Identification No.)

Bahnhofstrasse 9, 6341 Baar, Switzerland
(Address of principal executive offices) (Zip Code)

+41 (44) 718 10 30
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4 (c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 15, 2010, Erik Herlyn, our President, Chief Executive Officer, Secretary and a director of our company, has resigned from his positions of President, Chief Executive Officer and Secretary. There were no disagreements between Mr. Herlyn and our company. Mr. Herlyn continues to serve our company as a member of our board of directors.

Also effective July 15, 2010, we have appointed Peter-Mark Vogel to act as our interim President and Chief Executive Officer and we have appointed Roger Jenny as Secretary.

Mr. Vogel, age 45, began his career in 1993, working as a Regulatory Analyst for Merrill Lynch Capital Markets. After leaving Merrill Lynch Capital Markets in 1995, he was employed as a Senior Research Analyst for a number of Zurich based investment and private banks, finishing up as a Senior Financial Analyst for Bank Sal. Oppenheim, in Zurich. Mr. Vogel is one of the founders and has previously served our company in a number of roles, including Chief Financial Officer (from April 10, 2007 to February 8, 2008), and as a Director, Finance, from April 10, 2007 to February 1, 2009, and since February 1, 2009 he has continued to act as an advisor to our Board of Directors. Since February 24, 2010, Mr. Vogel has been a director of Petromanas Energy Inc.

Mr. Vogel holds a Master of Business Administration degree (University of Chicago Booth School of Business March 2003) and a CFA Charter (September 1999). He is a member of the Swiss CFA institute.

Mr. Jenny, age 43, began his career in 1992 as financial analyst in the research department of BZ Bank Zurich. In 1995 he was appointed as head of investment research at BZ Bank Zurich. In 1999 he assumed the role as senior institutional equity sales at Deutsche Bank, Zurich. In 2002 he became managing director for a food company before he took over the position as financial project manager in an international company. Mr. Jenny serves Manas Petroleum Corporation as Senior Finance Manager since May 2010.

Mr. Jenny holds a master's degree in economics from the University of Zurich.

There are no family relationships between any of our directors or executive officers.

Item 9.01    Financial Statements and Exhibits.

Exhibit Number	Description

99.1	News Release Dated July 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAS PETROLEUM CORPORATION

By:

/s/ Ari Muljana
Ari Muljana
Treasurer and Chief Financial Officer
Dated: July 15, 2010